Exhibit 10.50

December 9, 2022

Via PDF Email ([***])

Debra Yu
[***]
Dear Debra:
As we discussed, LianBio, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), has accepted your resignation and your employment with the Company shall terminate, effective as of January 1, 2023 (the “Resignation Date”). The purpose of this letter (the “Agreement”) is to confirm the terms concerning your resignation. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Amended and Restated Executive Employment Agreement between you and the Company, dated September 14, 2021 (the “Employment Agreement”).

1.Notice Period and Resignation from the Board and Company Positions.

(a)Effective as of December 9, 2022, (the “Notice Date”), you will be placed on a paid leave of absence that will continue through the Resignation Date. The period beginning on the Notice Date and concluding on the Resignation Date is hereinafter referred to as the “Notice Period”. During the Notice Period, the Company will continue to pay you your base salary at the same rate and in the same manner in effect as of the date hereof, and to participate in all employee benefit plans of the Company accordance with the terms of those plans (to the extent applicable), except that you will not incur any business expenses during the Notice Period without the advance approval of the board of directors of the Company (the “Board”). During the Notice Period, you will not be expected to report to the Company’s offices, will not be required or permitted to perform any duties for the Company, and will have no authority to make any commitments or representations on behalf of the Company, in each case unless expressly requested by the Board, or its expressly-authorized designee, and you agree to refer any inquiries or other communications you may receive concerning the Company or its business to the Board or its expressly-authorized designee.

(b)As of the Resignation Date, you will be deemed to have resigned from any and all positions, offices, or memberships that you held with the Company or on any boards of directors or other governing boards of the Company or those Affiliates, including but not limited to the general managers, authorized signatories, legal representatives and other similar positions of any direct or indirect subsidiary of the Company, the Board, and any and all memberships you held on any of the committees of any such boards, without any further action required therefor (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of the Resignation Date, and you agree to sign and return such documents confirming the Resignations as the Company or any of its Affiliates may reasonably require.

2.Final Compensation, Expense Reimbursement and Benefits. On the next regular payday following the Resignation Date, you will receive: (a) pay for all work you performed for the Company through the Resignation Date, to the extent not previously paid in accordance with Section 13.1 of the Employment Agreement; and (b) reimbursement for any business expenses you have incurred through the Notice Date and have submitted to the Company on or prior to the Resignation Date in accordance with all applicable policies. You will receive the payments described in this Section 2 regardless of whether or not you sign this Agreement. Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group medical, dental, and vision plans under the federal law known as “COBRA” or similar applicable state law (together, “COBRA”) and except as provided in Section 3(b) below, your participation in all employee benefit plans of the Company will end as of the Resignation Date, in accordance with the terms of those plans. You will receive information about your COBRA continuation rights under separate cover.

3.Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder, and in full consideration of any rights you may have under the Employment Agreement, the Company will provide you with the following:

(a)Severance Payments and 2022 Lump Sum Payment: The Company will pay you (i) an amount equal to your base salary for a period of twelve (12) months following the Resignation Date (the “Severance Payments”) plus (ii) an additional lump sum payment equivalent to fourteen
(14) months of your base salary (the “2022 Lump Sum Payment”). The Severance Payments will be made in the form of salary continuation and will begin on the next regular Company payday which is at least five (5) business days following the later of the Resignation Date or the date this Agreement is received by the Company. The first payment will be retroactive to the day following the Resignation Date. The 2022 Lump Sum Payment will be paid in a lump sum on or before March 31, 2023.

(b)COBRA: If you timely elect to continue your participation and that of your eligible dependents in the Company’s group medical, dental and/or vision plans pursuant to COBRA, the Company will reimburse you monthly in a taxable cash payment equal to the lower of (i) 90% of the monthly premiums for such coverage paid by the Company on your behalf and that of your eligible dependents immediately prior to the Resignation Date and (ii) $2,000 per month, for your COBRA continuation coverage, subject to your submission of supporting documentation evidencing your payment of COBRA premiums, until the earlier of (i) the twelve (12)-month anniversary of the Resignation Date, (ii) the date you and your dependents cease to be eligible for such COBRA coverage under applicable law or plan terms and (iii) the date on which you obtain health coverage from another employer.

2

(c)Stock Options.

(i)During your employment with the Company, you were granted options (the “Options”) to acquire (i) 1,999,947 ordinary shares of the Company (“Shares”) pursuant to an Employee Share Option Agreement by and between you and the Company effective as of January 1, 2020 (the “2020 Option Award”), which 2020 Option Award is subject to the Company’s 2019 Equity Incentive Plan (the “2019 Plan”), (ii) 747,227 Shares pursuant to an Employee Share Option Agreement by and between you and the Company effective as of October 31, 2021 (the “First 2021 Option Award”), which First 2021 Option Award is subject to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), and (iii) 85,490 Shares pursuant to an Employee Share Option Agreement by and between you and the Company effective as of December 31, 2021 (the “Second 2021 Option Award”), which Second 2021 Option Award is subject to a performance-based vesting condition and granted pursuant to the 2021 Plan (the Second 2021 Option Award together with the 2020 Option Award and the First 2021 Option Award, the “Option Awards”). You have also been granted performance-based restricted share units (the “RSUs” and together with the Option Awards, the “Outstanding Equity”) in respect of 17,098 Shares pursuant to a Restricted Share Unit Agreement by and between you and the Company effective as of December 31, 2021 (the “2021 RSU Award”), which 2021 RSU Award is subject to the 2021 Plan. As of the Resignation Date, (i) options to purchase 1,000,000 Shares under the 2020 Option Award have been exercised, and the remaining options to purchase 999,947 Shares under the 2020 Option Award will be vested but unexercised (the “2020 Vested Options”); (ii) options to purchase 217,941 Shares under the First 2021 Option Award will be vested but unexercised (the “2021 Vested Options”, and together with the 2020 Vested Options, the “Vested Options”) and the remaining options to purchase 529,286 Shares under the First 2021 Option Award will be unvested (the “Unvested Options”); (iii) options to purchase 85,490 Shares under the Second 2021 Option Award are unearned and unvested; and
(iv) the RSUs in respect of 17,098 Shares under the 2021 RSU Award are unvested and unearned.

(ii) The Outstanding Equity will be treated as follows: the Company agrees to keep the Second 2021 Option Award and the RSUs outstanding and eligible for vesting until their original performance measurement dates, and to the extent that it becomes vested, the Second 2021 Option Award must be exercised no later than the tenth (10th) anniversary of the grant date applicable to the Second 2021 Option Award. The Company also agrees to extend the exercise period for the Vested Options, such that the Vested Options must be exercised not later than the tenth (10th) anniversary of the grant date applicable to the Vested Options, and, to the extent not exercised during such period, the Vested Options shall immediately and automatically terminate and be cancelled upon expiration of such period with no consideration due to you. The Unvested Options shall immediately and automatically terminate and be cancelled as of the Resignation Date for no consideration and any portion of the Second 2021 Option Award or the RSUs that does not become earned as of its original performance measurement date shall immediately and automatically terminate and be cancelled as of such date for no consideration. You acknowledge and agree that, if any portion of the Vested Options was granted as an incentive stock option under the U.S. Internal Revenue Code of 1986, as amended, as a result of the provisions of this Agreement, it shall cease to be so, and the Company shall have no liability with respect to the foregoing. You further acknowledge and agree that as of the Resignation Date, other than as set forth in this Section 3(c), you shall have no further rights or entitlements with respect to the Outstanding Equity.

3

4.Acknowledgement of Full Payment and Withholding.

(a)You acknowledge and agree that the payments provided under Sections 2 and 3 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company under the Employment Agreement or otherwise, through the Resignation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you by the Company.

(b)All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

5.Continuing Obligations, Confidentiality and Non-Disparagement.

(a)Subject to Section 7(c) of this Agreement, you acknowledge that you continue to be bound by your obligations under the (i) Compliance Agreement between you and the Company dated as of September 19, 2019 (the “Compliance Agreement”), other than the post-employment non- competition obligations set forth in Section 3(a) of the Compliance Agreement, which the Company agrees to waive in consideration of your acceptance of this Agreement, (ii) the Option Awards, as well as (iii) any other obligations or provisions under the Employment Agreement that survive the termination of your employment by necessary implication or the terms thereof (collectively, the “Continuing Obligations”). For the avoidance of doubt, you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

(b)Subject to Section 7(c) of this Agreement, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and/or to your legal and tax advisors on the condition that they agree and undertake not to further disclose this Agreement or any of its terms or provisions to others.

(c)Subject to Section 7(c) of this Agreement, you agree that you will not disparage or criticize any of the Released Parties (as defined below), the Company, its Affiliates, their business, their management or their products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates. Further, you and the Company agree that the Press Release and the draft of the Company’s 8-K form, all attached as Exhibit A hereto, shall serve as the talking points for anyone inquiring about your resignation, and that you will not deviate therefrom when discussing same. The Company agrees that you may publicly use “Founding President” and “Founding CBO” with respect to your past role at the Company.

(d)You agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to

4

all matters in connection with any governmental investigation, internal investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

6.Return of Property.

(a)Company Documents and Other Property. In signing this Agreement and in accordance with Section 1(c)(4) of the Compliance Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all chops, seals, certificates, bank USB-keys (with their passwords), office keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control, and that you have signed and delivered to the Company the Termination Certificate attached to the Compliance Agreement as Exhibit A. Further, you represent and warrant that you have not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates, except that, for the avoidance of doubt, you may retain copies of your Employment Agreement, the Compliance Agreement and this Agreement. Recognizing that your active employment with the Company has ended as of the Notice Date, you agree that you have not, since the Notice Date, for any purpose, other than for performance of this Agreement, attempted to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system, and you agree that you will not do so. You acknowledge that you have disclosed to the Company any and all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(b)Your Personal Property. To the extent the Company finds your personal property on or before the Resignation Date, your personal property will be carefully packed and shipped to your home. The Company and you agree that you shall promptly schedule a time to meet, on or before the Resignation Date, with the Company’s information technology team to transfer your personal files to your personal computer.

7.General Release and Waiver of Claims.

(a)In exchange for the severance pay and benefits provided to you under this Agreement, to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives, successors and assigns, and all others connected with or claiming through you, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, suits, rights and claims, demands, damages and compensation, whether at law or in equity, whether now known or unknown, suspected or unsuspected, accrued or unaccrued, contingent or otherwise, which you have had in the past, now have, or might now have, against the Company or any of its Affiliates of

5

any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of your employment, its termination, or your other associations with the Company or any of its Affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes (each as amended from time to time) of the state or states in which you have provided services to the Company or any of its Affiliates, and/or any other federal, state, local or foreign law, regulation or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and you hereby waive, any and all such Claims. For the avoidance of doubt, nothing in this Agreement releases your right to enforce the terms of the Agreement.

(b)Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

(c)This Agreement, including the general release and waiver of claims set forth in Section 7(a) creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one
(21) days, before signing this Agreement, to consider its terms and to consult with an attorney, and to consult with any other of those persons to whom reference is made in Section 5(b) above, if you wished to do so; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

8.Miscellaneous.

(a)This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, including but not limited to the Employment Agreement, and excluding only the Continuing Obligations, all of which shall remain in full force and effect in accordance with their terms.

(b)This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Board or its expressly authorized

6

designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c)The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement (including the Continuing Obligations).

(d)This is a New Jersey contract and shall be governed and construed in accordance with the laws of the State of New Jersey, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of the State of New Jersey in connection with any dispute arising out of this Agreement.

[Remainder of page intentionally left blank]

7

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date that you receive it. You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying me in writing of your revocation within that period, and this Agreement shall not become effective or enforceable until that seven (7)-day revocation period has expired. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you signed it (the “Effective Date”), this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. You agree that if there have been any changes to a prior version of this Agreement (whether material or immaterial), the 21-day consideration period will not be reset. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,
LIANBIO

By: /s/ Yizhe Wang
Name: Yizhe Wang
Title: Chief Executive Officer

Accepted and agreed:

Signature: /s/ Debra Yu
Debra Yu
Date: December 13, 2022

[Signature Page to the Separation Agreement]

Exhibit A